Exhibit 99.1

LECG ACQUIRES J. PHILIP COOK & ASSOCIATES

Expands Real Estate and Business Valuation Expertise

Emeryville, CA, March 7, 2005 — LECG Corporation (NASDAQ: XPRT), a provider of expert services, today announced that it has acquired all the outstanding shares of the capital stock of J. Philip Cook & Associates, Inc., a privately held expert services firm based in Salt Lake City, UT.  The purchase price consists of an initial cash payment at closing of approximately $1,350,000 and $250,000 in shares of common stock of LECG Corporation.  Deferred payments of up to $1,200,000 will be made if specific growth and profitability targets are met.

Dr. David Teece, chairman of LECG, said, “J. Philip Cook & Associates is a welcome addition to our Salt Lake City office, adding both depth to our existing services as well as strengthening our offerings in the real estate industry.”

J. Philip Cook & Associates provides appraisal, consulting, feasibility analysis, and expert witness services related to real estate and business valuation.  Three director-level experts and 14 staff will join LECG’s Salt Lake City, UT office.  The acquired company will operate under the LECG brand.

“Joining forces with LECG will help us expand our footprint nationally,” said Phil Cook, president of J. Philip Cook & Associates. “We will also expand our client offerings to include the full range of LECG’s expert services.”

The acquisition closed on March 1, 2005.  Additional details about the transaction will not be released.

About LECG

LECG, a global expert services firm, provides independent expert testimony, original authoritative studies, and strategic advice and consulting to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies around the world. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com